Exhibit 99.1

LYOR COHEN TO RESIGN AFTER EIGHT SUCCESSFUL YEARS AT WARNER MUSIC GROUP

NEW YORK, September 24, 2012—Warner Music Group (WMG) announced today that after more than eight years at WMG, Recorded Music Chairman and CEO, Lyor Cohen will resign from the company effective September 30, 2012.

Since joining WMG in 2004, Cohen was responsible for the restructuring of WMG’s Recorded Music division following the company’s acquisition from Time Warner, and for leading the division’s transition from a physical to a digital music company. Between 2004 and 2010, under his leadership, WMG consistently outperformed its music industry peers in Current and Overall Album share improvement, and had the No.1 label in the U.S. in four of those years. In 2007, WMG’s Recorded Music business grew from the fourth- to the third-largest in the world and, in both fiscal 2007 and fiscal 2008, achieved its highest U.S. album share in a decade. In 2011, Warner Music U.K. scored two of the top three albums and was the only major to maintain its U.K. share. Cohen also pioneered the transition from traditional recording agreements to multi-right artist partnerships, providing support for artists in numerous aspects of their careers and encouraging long-term artist development. During his tenure, WMG enjoyed success with such artists as The Black Keys, Blake Shelton, Bruno Mars, Cee Lo Green, Death Cab For Cutie, Ed Sheeran, Flo Rida, fun., Hunter Hayes, James Blunt, Janelle Monáe, Jason Mraz, Josh Groban, Lupe Fiasco, Michael Bublé, Muse, My Chemical Romance, Nickelback, Paolo Nutini, Paramore, Plan B, Rob Thomas, Shinedown, T.I., Trey Songz, and Zac Brown Band, among many others.

In making the announcement, Cohen said, “To all the artists and employees who live and die for the music every day, and who personally sacrifice for the good of the creative process: ‘keep on keepin’ on’ in the tradition of a company that respects and honors the artistic community.”

Len Blavatnik, Chairman and founder of Access Industries, said, “I personally want to thank Lyor for his dedication and contributions to Warner Music. He has been both a business partner and personal friend and I wish him only the best.”

Stephen Cooper, WMG’s CEO, said, “Lyor Cohen has built something very special here. While we understand his desire to move on to his next challenge, the enduring success of our recorded music division will serve as a great testament to the progress we’ve made during Lyor’s time at WMG. We are grateful for Lyor’s contributions, and we wish him the best. I’m confident that given the strength of our talented management team in Recorded Music, we’ll be able to drive further success.”

Following Cohen’s departure, the company’s senior label executives will report directly to Stephen Cooper.

Lyor Cohen has served as the Chairman and CEO, Recorded Music for Warner Music Group since 2011. Prior to that, he served as Vice Chairman, WMG and Chairman and CEO, Recorded Music - Americas and the UK, since September 2008. Previously, Cohen was Chairman and CEO, Recorded Music North America from March 2008 to September 2008 and Chairman and CEO, US Recorded Music since joining the company in March 2004. From 2002 to 2004, Cohen was the Chairman and CEO of Universal Music Group’s Island Def Jam Music Group. Cohen served as President of Def Jam from 1988 to 2002. Previously, Cohen served in various capacities at Rush Management which he founded with partner Russell Simmons.

About Warner Music Group

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word, as well as Warner/Chappell Music, one of the world's leading music publishers, with a catalog of more than one million copyrights worldwide. Warner Music Group is an Access Industries company.

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Contacts

Will Tanous – (212) 275 2244 / will.tanous@wmg.com

James Steven – (212) 275 2213 / james.steven@wmg.com